Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Funding of Senior Unsecured Term Loan and Partial Repurchase of Class A Series 2016-1 ABS Notes

- Achieved Current All-In Interest Rate of 3.263% on Senior Unsecured Term Loan -

- Increased Weighted Average Debt Duration by 0.9 years to 4.68 Years -

- Reduced Weighted Average Interest Rate by 46 Basis Points to 3.89% -

- Lowered Percentage of Secured Debt by 39% -

May 17, 2019

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), announced today that the Company has fully funded its previously announced $200 million five-year senior unsecured term loan, effective May 14, 2019. In a subsequent transaction, the Company repurchased $200 million of its Class A Series 2016-1 ABS Notes from an affiliate of Eldridge Industries for a 70 basis point premium to face value, or an all-in cost of approximately $201.4 million. The Company also announced that it entered into a $200 million swap transaction on May 15, 2019 that fixed LIBOR (London Interbank Offered Rate) for five years at a rate of 2.063%. Accordingly, based on the Company’s current leverage ratio, the all-in interest rate is 3.263% on the term loan, which represents interest rate savings of 119 basis points on the repurchased ABS Notes.

As a result of these transactions, the Company increased its weighted average debt maturity to 4.68 years from 3.75 years, lowered its weighted average interest rate to 3.89% from 4.35%, and reduced its percentage of secured debt to 61% from 100%.

“We were pleased to negotiate an attractive repurchase of our secured ABS notes from an affiliate of Eldridge Industries in addition to capitalizing on the favorable interest rate environment and compelling economics on our previously announced unsecured bank term loan,” said Hillary Hai, Chief Financial Officer of Essential Properties.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2019, the Company’s portfolio consisted of 711 freestanding net lease properties with a weighted average lease term of 14.5 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 99.9% leased to 172 tenants operating 197 different concepts in 16 distinct industries across 44 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.